PROSPECTUS SUPPLEMENT NO. 8 (To Prospectus Dated April 19, 2021) Registration No. 333-253173	Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 4 (To Prospectus Dated August 2, 2021) Registration No. 333-258098

Up to 29,894,305 Shares of Common Stock

This Prospectus Supplement (the “Supplement”) is being filed by Clene Inc. (the “Company”) to update and supplement the Company’s (i) prospectus, dated April 19, 2021 (“Prospectus #1”), as supplemented by Prospectus Supplement No. 1, filed on May 12, 2021, Prospectus Supplement No. 2, filed on May 24, 2021, Prospectus Supplement No. 3, filed on June 10, 2021, Prospectus Supplement No. 4, filed on July 16, 2021, Prospectus Supplement No. 5, filed on August 11, 2021, Prospectus Supplement No. 6, filed on September 29, 2021, and Prospectus Supplement No. 7, filed on November 10, 2021, which form a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-253173) relating to the offering of up to 4,541,481 shares of the Company’s common stock (“Common Stock”) by the Company and the resale of up to 23,251,553 shares of Common Stock by the selling shareholders identified in the prospectus; and (ii) prospectus, dated August 2, 2021 (“Prospectus #2” and together with Prospectus #1, the “Prospectuses”), as supplemented by Prospectus Supplement No. 1, filed on August 11, 2021, Prospectus Supplement No. 2, filed on September 29, 2021, and Prospectus Supplement No. 3, filed on November 10, 2021, which form a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-258098) relating to the offering of up to 1,140,731 shares of Common Stock by the Company and the resale of up to 960,540 shares of Common Stock by the selling shareholders identified in the prospectus. This Supplement should be read in conjunction with the Prospectuses, and this Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectuses, including any amendments or supplements thereto.

If there is any inconsistency between the information in the Prospectuses and this Supplement, you should rely on the information in this Supplement.

This Supplement is being filed to update the information in the Prospectuses with the information contained in the Company’s Current Report on Form 8-K (the “Current Report”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2021. A copy of the Current Report is included below.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of Prospectus #1 and page 8 of Prospectus #2.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement (or the Prospectuses including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 14, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

Clene Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39834	85-2828339
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6550 South Millrock Drive, Suite G50 Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 676-9695

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value US$0.0001 per share	CLNN	The Nasdaq Capital Market
Warrants, to acquire one-half of one share of Common Stock for $11.50 per share	CLNNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 13, 2021, Clene Inc. (the “Company”) issued a press release announcing its wholly owned subsidiary, Clene Nanomedicine, Inc., received a $1.0 million grant award from the Maryland Department of Housing and Community Development to support its manufacturing facility improvement project in Elkton, Maryland. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release dated December 13, 2021 announcing Clene Nanomedicine’s facility improvement project receives $1 million grant award from the Maryland Department of Housing and Community Development.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clene Inc.

Date: December 14, 2021	By:	/s/ Robert Etherington
Robert Etherington
President and Chief Executive Officer

Exhibit 99.1

Clene Nanomedicine’s Facility Improvement Project Receives
$1 Million Grant Award from the Maryland Department of Housing and Community Development (DHCD)

●	Clene Nanomedicine’s Maryland facility is among the projects and activities awarded funding

●	The manufacturing expansion is in preparation for anticipated commercialization

SALT LAKE CITY, Dec. 13, 2021 -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease, announced a $1 million grant award from the Maryland Department of Housing and Community Development (DHCD) to further support the redevelopment of the Clene manufacturing facility in Elkton, MD.

The legacy site is being redeveloped for pharmaceutical product development to increase Clene’s manufacturing capacity and support anticipated product commercialization for amyotrophic lateral sclerosis (ALS) with Clene’s lead asset, CNM-Au8.

“Clene is committed to supporting the infrastructure growth of the Maryland community, and we are grateful for this recognition by the State of Maryland and the assistance of the Town of Elkton,” said Mark Mortenson, Founder & Chief Scientific Officer of Clene Nanomedicine. “Maryland’s community of innovators and state-of-the-art facilities will enable the accelerated development of Clene’s neuroprotective therapeutic. We look forward to expanding our partnership with the State and the Town of Elkton.”

The project aims to attract additional work force and investment, and continued discussions are presently underway with the State of Maryland and the Town of Elkton.

Visit here for the full release and here for a the full list of awards.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with potential first-in-class nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases. Our lead drug candidate, CNM-Au8, is an oral suspension of gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases energy production and utilization to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS) and a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS). Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Maggie Beller

Russo Partners, LLC

Maggie.Beller@RussoPartnersLLC.com

+1-646-942-5631

Investor Contact

John Woolford

Managing Director, Westwicke

clene@westwicke.com

+1-443-213-0506